Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Global Green Solutions Inc. (formerly High Grade Mining Corporation) (an exploration stage company) of our report, dated February 1, 2006, on the balance sheets of Global Green Solutions Inc. (formerly High Grade Mining Corporation) (an exploration stage company) as at November 30, 2005 and 2004, and the related statements of operations, cash flows, and stockholders' deficiency for each of the two years in the period ended November 30, 2005, and for the cumulative period from June 10, 2003 (date of inception) to November 30, 2005.

Vancouver, Canada	MORGAN & COMPANY
January 24, 2007	Chartered Accountants